Titan Pharmaceuticals Receives Notice of Allowance for Patent of Implantable Polymeric Device for Sustained Release of Dopamine Agonists

New patent to provide intellectual property protection for

ProNeura for Parkinson’s disease

South San Francisco, CA – June 9, 2014 - Titan Pharmaceuticals, Inc. (TTNP.OB), a specialty pharmaceutical company developing proprietary therapeutics for the treatment of opioid dependence and other serious medical disorders, announced today that it has received a Notice of Allowance from the U.S. Patent and Trademark Office for a patent application covering the sustained release of dopamine agonists utilizing ProNeura™, Titan’s proprietary long-term drug delivery technology. The patent, titled “Implantable Polymeric Device for Sustained Release of a Dopamine Agonist,” provides intellectual property protection for the company’s development program of ProNeura for Parkinson’s disease and carries a patent term to at least 2024. Similar patents have been issued in Europe, Australia, Canada, Japan, Korea, Mexico, New Zealand, South Africa and Hong Kong, and patent applications are pending in Israel, India and China.

“This patent allowance is a significant milestone for Titan, as we advance our ProNeura for Parkinson’s development program,” said Titan President Sunil Bhonsle. “The ability to maintain stable, non-fluctuating, around-the-clock blood levels of dopamine agonists has the potential to improve the health of the estimated seven to 10 million people who are suffering from Parkinson’s disease worldwide today, and we are pleased to receive this IP protection.”

Titan is actively engaged in the early stages of product development, while simultaneously consulting with scientific advisors and key opinion leaders on the ProNeura for Parkinson’s disease program. The company anticipates filing an investigational new drug application for ProNeura for Parkinson’s disease in 2015. In 2012, Titan successfully completed a preclinical investigation into the feasibility of utilizing the ProNeura platform for the continuous delivery of ropinirole in a nonhuman primate model commonly used to study medications for Parkinson’s disease.

About the ProNeura Technology Platform

The ProNeura technology platform is Titan’s proprietary, long-term drug delivery technology utilized in the development of products for the treatment of chronic conditions that may benefit from the continuous delivery of certain medications over an extended period of time. The ProNeura drug delivery system consists of a small, solid rod made from a mixture of ethylene-vinyl acetate (“EVA”) and a drug substance. The resulting product is a solid matrix that is placed subdermally, normally in the inner part of the upper arm, during a simple office procedure, and is removed in a similar manner at the end of treatment. The drug substance is released continuously through the process of dissolution, resulting in a stable, non-fluctuating blood level similar to that seen with intravenous administration. These long-term, linear-release characteristics are medically desirable to avoid the peak and trough swings from oral dosing that pose problems in the current treatments for many diseases, especially diseases of the central nervous system. Titan has issued patents as well as patent applications covering the use of the ProNeura platform technology for the formulation of specific products for the treatment of certain chronic diseases, such as opioid dependence, Parkinson’s disease, and others.

Probuphine®, an investigational subdermal implant designed to deliver around-the-clock blood levels of buprenorphine for the long-term maintenance treatment of opioid dependence, is Titan’s first product in development employing the ProNeura technology platform.

About Titan Pharmaceuticals

Titan Pharmaceuticals Inc. (TTNP.OB), based in South San Francisco, CA, is a specialty pharmaceutical company developing proprietary therapeutics primarily for the treatment of serious medical disorders. The company’s lead product candidate is Probuphine®, a novel and long-acting formulation of buprenorphine for the long-term maintenance treatment of opioid dependence. Probuphine employs Titan’s proprietary drug delivery system ProNeura™, which is capable of delivering sustained, consistent levels of medication for six months or longer. Titan has granted North American commercial rights for Probuphine to Braeburn Pharmaceuticals. If approved, Probuphine would be the first and only commercialized treatment of opioid dependence to provide continuous, round-the-clock blood levels of buprenorphine for six months following a single procedure. The ProNeura technology has the potential to be used in developing products for treating other chronic conditions, such as Parkinson’s disease, where maintaining consistent blood levels of a dopamine agonist may benefit the patient and improve medical outcomes. For more information about Titan, please visit www.titanpharm.com.

This press release may contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include, but are not limited to, any statements relating to our product development programs and any other statements that are not historical facts. Such statements involve risks and uncertainties that could negatively affect our business, operating results, financial condition and stock price. Factors that could cause actual results to differ materially from management's current expectations include those risks and uncertainties relating to the regulatory approval process, the development, testing, production and marketing of our drug candidates, patent and intellectual property matters and strategic agreements and relationships.  We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations or any changes in events, conditions or circumstances on which any such statement is based, except as required by law.

CONTACT:

Titan Pharmaceuticals, Inc.	Media
Sunil Bhonsle, 650-244-4990	Susan Thomas, 619-540-9195
President	stcommunications@aol.com

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